As Filed with the Securities and Exchange Commission on April 12, 2001, Registration No. 333-________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                       Continental Sports Management, Inc.
                      -------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

          Delaware                            7941                     13-4162862
-------------------------------    ---------------------------    -------------------
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)        Classification Code)        Identification No.)

                       Continental Sports Management, Inc.
                               5580 Monroe Street
                              Sylvania, Ohio 43560
                                 (419) 885-7525
                               Fax (419) 885-0199
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Shep Messing
                                Chairman and CEO
                       Continental Sports Management, Inc.
                               5580 Monroe Street
                              Sylvania, Ohio 43560
                                 (419) 885-7525
                               Fax (419) 885-0199
            (Name, address, including zip code, and telephone number
                   including area code, of agents for service)
                      ------------------------------------
                                   Copies to:
                            Steven F. Wasserman, Esq.
                         Berlack, Israels & Liberman LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 704-0100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                                              Continued overleaf

                                      CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------

=============================================================================================================

                                                     Proposed Maximum    Proposed Maximum
     Title of Each Class of         Amount To Be    Offering Price Per       Aggregate         Amount Of
   Securities To Be Registered       Registered        Security (1)       Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------
Common Stock(2)                         400,000            $4.00            $1,600,000            400.00
-------------------------------------------------------------------------------------------------------------

Common Stock(3)                       1,100,000            $4.00            $4,400,000          1,100.00
-------------------------------------------------------------------------------------------------------------
Total                                                                       $6,000,000          1,500.00
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) 400,000 shares of common stock relate to the offering by Continental Sports.

(3) 1,100,000 shares of common stock relate to the offering by the selling securityholder.

                       ----------------------------------

         Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

                       ----------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

         This registration statement contains two prospectuses: one relating to the offering by Continental Sports Management, Inc. of 400,000 shares of its common stock, par value $.01, per share, for cash and another prospectus relating to the offering of 1,100,000 shares of common stock held by a selling securityholder who may wish to sell its common stock. The prospectus relating to the selling securityholder is referred to as the selling securityholder prospectus. Following the prospectus are substitute pages of the selling securityholder prospectus, including alternate pages front outside and back cover pages, an alternative "The offering" section of the "Prospectus summary" and section entitled "Plan of distribution." Each of the alternate pages for the selling securityholder prospectus is labeled "Alternate page for selling securityholder prospectus." All other sections of the prospectus are to be used in the selling securityholder prospectus. In addition, cross-references in the prospectus will be adjusted in the selling securityholder prospectus to refer to the appropriate sections.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                           Subject to Completion; dated April 12, 2001

                         400,000 Shares of Common Stock

                                       of

                       Continental Sports Management, Inc.

         We are registering 400,000 shares of our common stock for sale on a "best efforts, all-or-none basis." Pending the sale of the 400,000 shares, all proceeds will be held in an escrow account. If 400,000 shares are not sold within 60 days from the date hereof, (which may be extended an additional 30 days in the sole discretion of the company), all monies received will be refunded to subscribers in full without interest thereon.

         Concurrent with this offering, we are registering 1,100,000 additional shares of common stock for sale by a selling securityholder who may wish to sell its shares in the open market or in privately negotiated transactions and is identified in a separate prospectus. The sale by the selling securityholder will only be made subsequent to the completion of the offering of the shares by the company.

                      ------------------------------------

         No public trading market for our common stock exists. We anticipate that our common stock will initially be traded on the OTC Bulletin Board after this offering. We have not taken any steps to obtain a market maker for our common stock.
                      ------------------------------------

         Our principal executive offices are located at 5580 Monroe Street, Sylvania, Ohio 43560. Our telephone number is (419) 885-7525.

                      ------------------------------------

         The common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is _________ __, 2001

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

            [Alternative page for Selling Securityholder prospectus]

PROSPECTUS                           Subject to Completion; dated April 12, 2001

                        1,100,000 Shares of Common Stock

                                       of

                       Continental Sports Management, Inc.

         We are registering up to 1,100,000 shares of our common stock for sale by a shareholder of our company identified in this prospectus. These shareholders are referred to throughout this prospectus as "selling securityholder."

         The individual who wishes to sell his shares of our common stock may offer and sell his shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sales of shares by the selling securityholder.

         No public trading market for our common stock exists. We anticipate that our common stock will initially be traded on the over-the-counter market after this offering.

                      ------------------------------------

         Our principal executive offices are located at 5580 Monroe Street, Sylvania, Ohio 43560. Our telephone number is (419) 885-7525.

                      ------------------------------------

         Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 5 before you decide to purchase any common stock.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               The date of this Prospectus is _________ __, 2001

                                       TABLE OF CONTENTS
Prospectus summary..............................................................................1
Summary Financial Information...................................................................4
Risk factors....................................................................................5
Forward-looking statements.....................................................................11
Use of proceeds................................................................................11
Concurrent offering............................................................................12
Directors, Executive Officers, Promoters and Control Persons...................................13
Executive Compensation.........................................................................15
Security ownership of certain beneficial owners and management.................................18
Our Business...................................................................................19
Management's discussion and analysis of financial condition and results of operations..........27
Description of securities......................................................................31
Disclosure of commission position on indemnification for securities act liabilities............33
Plan of distribution...........................................................................34
Legal matters..................................................................................35
Experts........................................................................................35
Available Information..........................................................................35

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Continental Sports Management, Inc. and our financial statements and the related notes appearing elsewhere in this prospectus.

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

                                   OUR COMPANY

         Continental Sports Management, Inc. ("Continental Sports" or "We") is a Delaware corporation which was formed on January 26, 2001, as a wholly owned subsidiary of Continental Sports Management LLC (the "LLC"). On March 30, 2001, substantially all of the assets of the LLC were transferred to Continental Sports. Continental Sports is a full service professional-athlete representation agency which offers soccer athletes every aspect of athlete management including career management and guidance, contract negotiations, marketing and endorsements, team relations, public relations and charitable activities.

         We represent, advise, and counsel soccer athletes in contract negotiations with professional soccer clubs and in all business affairs related to the soccer athletes' status as professional soccer players, including endorsement and promotional contracts. Additionally, we represent professional soccer clubs in the negotiation of transfer contracts which involve the sale and acquisition of soccer athletes between professional soccer clubs. We also represent corporate sponsor companies that sponsor sports events.

         A few of our best known clients include: Ade Akinibiyi of Leicester City, England's Premier League, Piotr Nowak, a former captain of the Polish national Team and current captain of the Chicago Fire in Major League Soccer and Arsenal Women's Team, England's Premier League.

         Continental Sports also creates, designs and executes fully integrated sports promotion programs based on our client's business objectives. We provide concepts and creative development as well as implementation, administration, and complete turnkey management of these programs.

         We generate revenue from two basic sources: (i) representation of players in the negotiation of player contracts and player endorsements; and (ii) negotiation of transfer fees paid by one soccer club to another upon the transfer of a player. Upon consummating a player contract or transfer, we are paid a percentage of such contract for our services (generally 20% for endorsement contracts, up to 10% for player contracts, varied rates for transfer fees). We believe that, as general revenues in the industry increase, wages and endorsement revenues paid to players should increase.

         Our strategy is to: (i) locate finders (independent contractors who identify talented players) throughout the world who will present our representation contracts to prospective client players and ultimately (ii) locate player agents throughout the world to develop client players, shop those players to soccer clubs throughout the world; and (iii) locate executive personnel with numerous professional contacts within the soccer industry to create opportunities for client players, clubs and commercial endorsement companies. Strategic placement of finders and player agents allows us to create proprietary intelligence on players all over the world, and shop those same players to clubs located in South America, Europe, and the United States.

         Our principal place of business is located at 5580 Monroe Street, Sylvania, Ohio 43560. Our general phone number is (419) 885-7525.

                                                THE OFFERING

Shares outstanding before offering..........................     5,600,000 shares of common stock.

Shares offered by Continental Sports........................     400,000 shares of common stock.

Plan of distribution........................................     Continental Sports will offer and sell
                                                                 400,000 shares for cash at a price of $4.00
                                                                 per share.

Use of Proceeds.............................................     The proceeds of this offering will be used
                                                                 by Continental Sports to augment our
                                                                 Management team, to develop and initiate a
                                                                 marketing and advertising campaign and for
                                                                 working capital.

                                             CONCURRENT OFFERING


Shares offered by Selling securityholders...................     1,100,000 shares of common stock

Plan of distribution........................................     The offering of our shares of common stock
                                                                 is being made by a shareholder of our
                                                                 company who wishes to sell its shares.
                                                                 Sales of our common stock may be made by
                                                                 the selling securityholder in the open
                                                                 market or in privately negotiated
                                                                 transactions and at market prices, fixed
                                                                 prices or negotiated prices.

Use of Proceeds.............................................     We may not receive any of the proceeds from
                                                                 the sale of the shares owned by the selling
                                                                 securityholder. See "Certain Transactions".

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with the financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the years ended December 31, 2000 and December 31, 1999, as derived from Continental Sports Management, LLC's (the predecessor) financial statements.

                                                   Year Ended      December 31,
                                                      2000             1999
                                                 -------------------------------
Consolidated Statements of  Operations
Data:
Revenues .......................................   $  628,510        $218,766
Selling, general and administrative ............      982,454       1,543,437
Other expenses..................................      107,464         113,099
Net loss........................................     (461,408)     (1,437,770)
Pro forma Net loss Per Share (1)................   $     0.10
Pro forma Number of Common Shares
Outstanding.(1).................................    4,500,000

(1) Pro forma per share information is presented based on the predecessor's 2000 net loss as if the 4,500,000 shares outstanding prior to this offering had been outstanding for all of 2000.

                                                 -------------------------------
                                                           December 31,
                                                           ------------
                                                      2000             1999
                                                      ----             ----

Selected Balance Sheet Data:
Cash and cash equivalents...............           $      -0-      $   13,773
Working capital.........................           (1,010,590)       (682,042)
Total assets............................              594,996         206,120
Total liabilities.......................            1,274,593       1,168,414
Stockholders' equity (deficit)..........             (679,597)       (962,294)

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment. The risks and uncertainties described below are not the only ones we may face.

Risks Related to Our Business

We need additional agents, clients and more experienced personnel.

         Our success will be affected by our ability to attract and develop promising new soccer talent and to expand our sports agency operations so as to represent both a substantially greater number of athletes and a larger percentage of athletes and companies with significantly greater earning and marketing potential. Continental Sports' business relies on the revenue it derives from Continental Sports' exclusive management agreements with approximately 40 professional soccer players. The athletic careers of professional players tend to be short and Continental Sports must look to augment its stable of players in the near future to increase revenues from soccer. Our management, on the whole, has less experience in operating a sports marketing company than many of our competitors, and the success of the business will depend in large part on its ability to establish Continental Sports as an effective sports marketing company. If this development fails to materialize or to generate sufficient revenue, we may have to seek additional employees with more substantial experience. Likewise, Continental Sports anticipates that in order to attract an adequate number and caliber of professional athletes, and to augment the agents currently working for Continental Sports, Continental Sports will need to enter into employment or consulting agreements with additional registered agents who have existing representation agreements with professional athletes and who have experience negotiating these types of agreements. There can be no assurance that Continental Sports will be able to attract the quantity or caliber of agents and/or professional athletes necessary to achieve and sustain profitable operations. In addition, there can be no assurance that professional athletes who are currently, or who may in the future be, under management or representation contracts with Continental Sports, will continue to engage in professional sports through the term of their contracts or will renew their contracts upon their expiration. Continental Sports will need to incur significant promotional, marketing, travel and entertainment expenses in the recruitment of professional team sports athletes without any guarantee that the targeted athletes will enter into representation agreements with Continental Sports.

Continental Sports depends upon its athletes.

         Because Continental Sports' revenues are derived in part from a specified percentage of the income generated by Continental Sports' clients and events, both the amount of Continental Sports' revenues and the likelihood that Continental Sports will continue to receive revenues is dependent upon the professional success of its athletes, and the continued popularity of professional sports. The income levels of Continental Sports' potential clients and therefore the revenues of Continental Sports, can be subject to wide fluctuations, in most cases due to circumstances beyond the control of Continental Sports.

We face significant competition.

         Continental Sports faces significant competition in obtaining and maintaining management relationships with athletes. While the sports agency market is composed of numerous registered agents and business managers, the industry is dominated by a small number of agencies which manage the more successful and marketable athletes. A great many of these agencies have significantly greater financial and personnel resources and recognition in the industry than Continental Sports. There can be no assurance that Continental Sports will be able to compete effectively in these markets. Companies such as SFX Entertainment, Inc. have become public companies and have contributed to a consolidation of sports management and marketing agencies. In addition, Continental Sports' clients face intense competition in achieving success and recognition in soccer. There can be no assurance that any of Continental Sports' clients will achieve or sustain success or realize the financial rewards thereof.

After completion of the offering, we will need additional capital to continue to operate and expand our business.

         We expect to have working capital of approximately $ 1,600,000 available from the net proceeds of this offering. All of the expenses of this offering are being paid for by Biofarm, Inc. See "Certain Transactions". This working capital should permit us to continue to operate our business for approximately 12 to 24 months after completion of the offering. If we are unable to raise sufficient additional capital, we may be unable to satisfy our continuing working capital requirements from operations or other sources. Our inability to raise additional capital would also inhibit our ability to achieve our business plan.


We depend upon our senior management, and their loss or unavailability could put us at a competitive disadvantage.

         Our success depends largely on the skills, experience and reputation of certain key management and technical personnel. The loss or unavailability of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations. There can be no assurance that we will be able to replace these key individuals in the event their services become unavailable. See "Management."

Risks Associated with our Securities

Restrictions on Resale

         Certain restrictions are applicable to the 500,000 shares of the 1,100,000 shares of our common stock offered for sale by the selling securityholder in this prospectus. For a period of 135 days from the date of the closing of this offering, an aggregate of 500,000 shares being offered by the selling securityholder will not be eligible for resale. Such lock-up will terminate upon the (a) expiration of such 135 days period, (b) the issuance by the company for any reason of any additional shares of common stock, (c) mutual agreement of the company and the selling securityholder and (d) request by the company. See ("Certain Transactions"). The sale in the public market of such shares of common stock or the expectation of sales may adversely affect the prevailing market price of our common stock.

The price of our common stock in this offering has been arbitrarily determined.

         The offering price of our common stock has been arbitrarily determined by Continental Sports and does not necessarily bear any relationship to our assets, book value, revenues, prospects or other established criteria of value.

Since our common stock has never been traded, prices for the common stock may decline after the offering.

         There is no public market for our common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. There is no underwriter engaged in connection with this transaction and there can be no assurance that any brokerage firm will act as a market maker of our securities. If a market should develop, the price may be highly volatile. In addition, an active trading market for our common stock may not develop or be sustained. Our sale of an aggregate of 400,000 shares for cash and the sale by the selling securityholder of 1,100,000 shares of our common stock in the public market may cause the market price of our common stock to fall. Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of our common stock. Due to the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock. Even if a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

Investors may face significant restrictions on the resale of our common stock due to state and federal laws and regulations.

         Because our common stock has not been registered for resale under the blue sky laws of any state, our shareholders and those persons desiring to purchase our common stock in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. Accordingly, investors should consider the secondary market for our common stock to be a limited one. Investors may be unable to resell their stock without the significant expense of state registration or qualification.

We do not intend to pay dividends to our stockholders.

         We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, there is no assurance or guarantee that such dividends will be paid on a timely basis.

Management has broad discretion in using the proceeds of the offering.

         We expect to use the net proceeds of this offering to augment our management team, to develop and initiate a marketing and advertising campaign, and for working capital. Our management, however, may use the net proceeds of the offering for such specific purposes as it may determine. Accordingly, our management will have broad discretion with respect to the expenditure of the net proceeds of the offering. The investor will therefore entrust its investment to our management's judgment with only limited information about specific application of the funds.

Investors will be subject to immediate and substantial dilution in the net tangible value per share of their shares after completion of the offering.

         Our pro forma net tangible book value per share prior to the offering is approximately $0.08. After the offering, we expect our net tangible book value per share to be approximately $0.33. Therefore, there will be an increase in the net tangible book value per share for our existing stockholders of approximately $0.25. There will be dilution to investors in the net tangible book value per share of approximately $3.67. In addition, our founders have paid approximately $0.51 per share for the 4,500,000 shares of our common stock that they own, whereas the investors will have paid $4.00 per share for their shares.

We may sell additional shares of our common stock without stockholder consent, which will dilute the investors' percentage interest in Continental Sports.

         We may raise additional capital after completion of the offering by issuing additional shares of common stock. Our management will have the right to determine the number of shares that we will offer and the purchase price per share without the consent or approval of the investors. In addition, the investors will have no right to purchase shares in any subsequent offering in order to maintain their percentage ownership interest in Continental Sports.


Penny stock regulations may impose certain restrictions on marketability of our securities.

         The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

         Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

         o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
         o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
         o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
         o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
         o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

         Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

Anti-takeover provisions may adversely affect the value of our outstanding securities.

         Pursuant to our Certificate of Incorporation, our Board of Directors may issue up to five million (5,000,000) shares of preferred stock in the future with such preferences, limitations and relative rights as the Board may determine without stockholder approval. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of Continental Sports without further action by the stockholders. We have no present plans to issue any shares of preferred stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of our company.

Limitation on director liability.

         As permitted by Delaware law, our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of our charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by our company described in "Risk factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We estimate that our net proceeds from the offering will be approximately $1,600,000. See "Certain Transactions." We expect such proceeds to be utilized approximately as follows:

                               Approximate Amount Of   Approximate Percentage of
                                     Proceeds                  Proceeds
                                     --------                  --------
Hiring of New Personnel......       $  200,000                   12.5%
Marketing and Advertising....       $  100,000                   6.25%
Working Capital..............       $1,300,000                  81.25%

         The amounts set forth above are estimates. Should a reapportionment or redirection of funds be determined to be in the best interests of the Company, the actual amount expended to finance any category of expenses may be increased or decreased by the Company's Board of Directors at its discretion. The proceeds of this offering that are not expended immediately may be deposited in interest bearing accounts, or invested in government obligations certificates of deposit or similar short term, low risk investments.

         We will not receive any of the proceeds from the sale of shares owned by the selling securityholder.

                                    DILUTION

         Pro forma net tangible book value, giving effect to that transfer of assets and liabilities from Continental Sports Management, LLC (the predecessor) to the Company in exchange for 4,500,000 shares of common stock as if it occurred on December 31, 2000, consists of total assets minus intangible assets and liabilities divided by the total number of common shares outstanding. Continental Sports has no shares of preferred stock outstanding. Continental Sports has 2,850,000 options issued and outstanding.

         a) At December 31, 2000, Continental Sports had a pro forma net tangible book value of $354,250, or $0.08 per share;

         b) Assuming the consummation of the transaction described herein, Continental Sports will have a net tangible book value of $1,954,250, or $0.33 per share.

                               CONCURRENT OFFERING

         The registration statement of which this prospectus is a part also includes a prospectus with respect to an offering of up to 1,100,000 shares of Continental Sports common stock, all of which may be sold, after the closing of the offering, in the open market, in privately negotiated transactions or otherwise, directly by one (1) selling securityholder.


         We will not receive any proceeds from the sale of such 1,100,000 shares of common stock. The selling securityholder is paying all of the expenses associated with this offering and the concurrent offering. See "Certain Transactions." Sales of such 1,100,000 shares of common stock by the selling securityholder or the potential of such sales may have a material adverse effect on the market price of the common stock offered hereby.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors

                  The names and ages of the directors and executive officers of Continental Sports are set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to service at the pleasure of the Board.

Name                     Age              Position(s) with the Company
----                     ---              ----------------------------

Shep Messing             52               Chairman of the Board, Chief Executive
                                          Officer

Craig Sharon             42               President, Secretary

William C. Davis         54               Chief Financial Officer and Director

Tom Williams             39               Director

Background of Executive Officers, Directors and Significant Employees

Shep Messing Chairman of the Board and Chief Executive Officer: Mr. Messing has been President and Chief Executive Officer of the company since its inception. He is a 1972 graduate of Harvard University, where he was an All-American in soccer. He was the premier American soccer player in the game during the 1970's and 1980's. He was a member of the Pan-American Team, the U.S. Olympic Team, and the New York Cosmos (with Pele, Beckenbauer and Chinaglia) and has been inducted into the New York State Sports Hall of Fame. He has been involved in the professional soccer industry for over twenty-one (21) years, working for United States Tobacco Company for 13 years and his own company, Soccer Enterprises, Inc. since 1977. During this time, he gained experience in business, television, movies, books, videos, endorsements, and public television commercials. He was a commentator for Anheuser-Busch Bud Sports, MISL games, all star games, 1982 and 1986 World Cup events, and in global television. He has had exposure on ABC, NBC, CBS, Live at Five, Good Morning America, and Hollywood Squares. Most recently, he has been affiliated with Olsher Sports, a sports marketing agency for television and corporate marketing of events, team sports, and soccer and Metallia Sports, in connection with soccer representation in the 1994 World Cup.

         In 1991, Mr. Messing pled guilty to a violation of Title 18, United States Code, Section 1343, commonly referred to as Federal Wire Fraud. This violation came about during Mr. Messing's tenure as a corporate officer in a securities firm, although he never acted, nor was licensed as a broker or dealer. Mr. Messing was sentenced to five years probation. Mr. Messing filed a Chapter 11 Bankruptcy petition with the U.S. Bankruptcy Court, Eastern District of New York on November 17, 1995. The Bankruptcy Court confirmed the plan of reorganization on February 11, 1998.

         Craig A. Sharon, Esq. President and Secretary: Craig A. Sharon, Esq., has been President and Secretary of the company since April 1, 2001. Prior to joining the company, Mr. Sharon was a Senior Vice President of Internet Partnership Group ("IPG"), an international Internet finance and services company, where he served as the company's chief legal officer and as the managing director of its Washington, D.C. office. Prior to joining IPG in early 2000, Mr. Sharon was a partner in the Washington, D.C. law firm of Caplin & Drysdale, Chartered, where he specialized in business, tax, and sports law serving large and small, public and private, and U.S. and international clients, including numerous professional athletes, players associations, and teams. Before joining Caplin & Drysdale in 1988, he worked in a variety of staff positions for various members of the U.S. House of Representatives. Mr. Sharon received his law degree from Georgetown University Law Center in 1988 and a B.A. in Economics from the University of Idaho in 1981.

         William C. Davis, Chief Financial Officer and Director:. Mr. Davis has been Chief Financial Officer and a Director of the company since its inception. Mr. Davis is currently and has served as the Chairman and Chief Executive Officer of Continental Capital Corporation since 1984 and is a principal in Continental Capital Securities, Inc. Mr. Davis received his Bachelor of Science degree from Ohio Northern University. He has been employed in the finance and marketing operations of the Marathon Oil Company in Findlay, Ohio. Following that, he joined the Wall Street Brokerage firm of Moseley, Hall Garden, Eastbrook & Weeden in 1973 where in 1978 he assumed the position of Vice President and regional manager. When A.G. Edwards & Sons, Inc. purchased Moseley, he remained a Vice President until 1984 when he formed Continental Capital Corporation. Mr. Davis is currently affiliated with the general partner of 12 investment partnerships primarily in the real estate area along with interests in other companies either owned by Continental Capital Corporation or financed through Continental Capital Securities, Inc.

         Tom Williams, Director: Thomas A. Williams, Jr. has been a director of the Company since its inception. He is also the Chief Operating Officer of Continental Capital Advisors, Inc. (CCA) and Chief Operating Officer for Continental Capital Merchant Bank (CCMB) for the past 12 months and is generally responsible for coordinating due diligence, new and existing investment banking business, and internal administrative and financial reporting functions. For the 7 years prior to being retained by CCA, Mr. Williams was an independent consultant in finance and operations for small to mid-sized entrepreneurial businesses and troubled companies largely on a confidential basis. Over this period, Mr. Williams was engaged by a wide variety of companies in the service, manufacturing, and real estate development sectors to provide advice on strategic planning, financial restructuring, startup capitalization, integrated accounting methodology, and operations control. Mr. Williams graduated from Yale University in 1985 with a B.A. in political science.

                             EXECUTIVE COMPENSATION

Compensation of Directors and Executive Officers

         Each director of Continental Sports is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of Continental Sports but are not compensated for services provided in their capacities as directors. There is no compensation committee and no compensation policies have been adopted. Continental Sports may elect to pay non-cash consideration in the form of options to directors in the future. In the future, we may elect a cash payment as well as a non-cash consideration.

Employment Agreements

         On March 16, 2001, we entered into a three (3) year Employment Agreement with Shep Messing pursuant to which Mr. Messing agreed to serve as the Chairman of the Board and Chief Executive Officer of the company. Continental Sports agreed to pay Mr. Messing an annual salary of $225,000 plus a $25,000 annual increase in the then base salary. The agreement provided that Mr. Messing receive non-qualified stock options (or in lieu thereof, and to the extent available, incentive stock options) exercisable for an aggregate of 1,000,000 shares at an exercise price of $.08.

         On March 16, 2001, we entered into a three (3) year Employment Agreement with Craig Sharon pursuant to which Mr. Sharon agreed to serve as the President of the company. Continental Sports agreed to pay Mr. Sharon an annual salary of $175,000 plus a $25,000 annual increase in the then base salary. The agreement provided that Mr. Sharon receive non-qualified stock options (or in lieu thereof, and to the extent available, incentive stock options) exercisable for an aggregate of 1,500,000 shares at an exercise price of $.08

Stock Option Plans and Agreements

         As of April 1, 2001, the Board of Directors and the stockholder's of the Company, adopted the 2001 Stock Plan (hereinafter called the "2001 Plan"). The purpose of the 2001 Plan is to provide a means whereby directors and selected employees, officers, agents, consultants, and independent contractors of the Company, or of any parent or subsidiary thereof, may be granted incentive stock options and/or nonqualified stock options to purchase shares of common stock, no par value ("Common Stock"), in order to attract and retain the services or advice of such directors, employees, officers, agents, consultants, and independent contractors and to provide additional incentive for such persons to exert maximum efforts for the success of the Company and its affiliates by encouraging stock ownership in the Company.

Description of the 2001 Plan

         The maximum number of shares of Common Stock with respect to which awards may be granted pursuant to the 2001 Plan is initially 900,000 shares. Shares issuable under the 2001 Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in the capitalization of the Company.

         Subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934, the Plan shall be administered by the Board of Directors of the Company (the "Board") or, in the event the Board shall appoint and/or authorize a committee, such as the Compensation Committee, of two or more members of the Board to administer the Plan, by such committee. The administrator of the Plan shall hereinafter be referred to as the "Plan Administrator". Except for the terms and conditions explicitly set forth herein, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under the Plan, including, without limitation, selection of whether an option will be an incentive stock option or a nonqualified stock option, selection of the individuals to be granted options, the number of shares to be subject to each option, the exercise price per share, the timing of grants and all other terms and conditions of the options.

          Options granted under the 2001 Plan may be "incentive stock options" ("Incentive Options") within the meaning of Section 422 of the Code or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Each option may be exercised in whole or in part; provided, that only whole shares may be issued pursuant to the exercise of any option. Subject to any other terms and conditions herein, the Plan Administrator may provide that an option may not be exercised in whole or in part for a stated period or periods of time during which such option is outstanding; provided, that the Plan Administrator may rescind, modify, or waive any such limitation (including by the acceleration of the vesting schedule upon a change in control of the Company) at any time and from time to time after the grant date thereof. During an Optionee's lifetime, any incentive stock options granted under the Plan are personal to such Optionee and are exercisable solely by such Optionee.

         The Plan Administrator can determine at the time the option is granted in the case of incentive stock options, or at any time before exercise in the case of nonqualified stock options, that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws and regulations and state corporate law), an option may be exercised by:

                   (a) delivery of shares of Common Stock of the Company held by an Optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the Plan Administrator;

                  (b) delivery of a properly executed Notice of Exercise, together with irrevocable instructions to a broker, all in accordance with the regulations of the Federal Reserve Board, to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any federal, state, or local withholding tax obligations that may arise in connection with the exercise; or

                  (c) delivery of a properly executed Notice of Exercise, together with instructions to the Company to withhold from the shares of Common

Stock that would otherwise be issued upon exercise that number of shares of Common Stock having a fair market value equal to the option exercise price.

         Upon a Change in Control of the Company, any award carrying a right to exercise that was not previously exercisable shall become fully exercisable, the restrictions, deferral limitations and forfeiture conditions applicable to any other award granted shall lapse and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

         Awards under the 2001 Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Committee may permit transfers of awards for estate planning purposes if, and to the extent, such transfers do not cause a participant who is then subject to Section 16 of the Exchange Act to lose the benefit of the exemption under Rule 16b-3 for such transactions.


                  The Board may amend, alter, suspend, discontinue or terminate the 2001 Plan at any time, except that any such action shall be subject to stockholder approval at the annual meeting next following such Board action if such stockholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for stockholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 2001 Plan may materially impair the rights of any participant with respect to any award without such participant's consent. Unless terminated earlier by action of the Board of Directors, the 2001 Plan shall terminate ten (10) years after adoption by the shareholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of April 1, 2001 with respect to the beneficial ownership of the outstanding shares of our common stock, $.01 par value, as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire) by (i) any holder known to us owning more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) the directors and officers of Continental Sports as a group:

                                                                    Percentage (%) of
                                          Number of Shares          Ownership before           Percentage (%) of
    Name of Beneficial Owner*               Common Stock               Offering             Ownership After Offering
    -------------------------               ------------               --------             ------------------------
Shep Messing(1)                              1,697,855                   25.7%                      24.3%
Craig Sharon(2)                              1,500,000                   21.1%                        20%
Continental Sports                           4,500,000                   80.4%                        75%
Management, LLC(3)
William Davis (4)                              174,464                    3.1%                       2.9%
Phillip Fisher(5)                              348,927                    6.2%                       5.8%
Continental    Capital   Merchant            1,516,438                   27.1%                      25.3%
Bank(6)
Tom Williams(7)                                      0                      0                          0
Biofarm, Inc.                                1,100,000                   19.6%                      18.3%
WRA Consulting, Inc. (8)                       350,000                    5.9%                       5.5%
All Officers and Directors as a
group (1) (2) (4) (6) (7)                    3,337,319                   41.6%                      39.7%

 *  Unless otherwise indicated, the address of all persons listed in this section is c/o Continental Sports, 5580 Monroe Street, Sylvania, Ohio 43560.
(1) Includes 1,000,000 shares of common stock underlying options to purchase 1,000,000 shares of common stock at an exercise price of $.08 per share for a period of 10 years. Also includes 697,855 shares of common stock which represent Mr. Messing's approximate beneficial ownership interest of shares of common stock presently held by Continental Sports Management LLC.
(2) Includes 1,500,000 shares of common stock underlying options to purchase 1,500,000 shares of common stock at an exercise price of $.08 per share for a period of 10 years.
(3) Includes 4,500,000 shares of common stock which are presently held by Continental Sports Management LLC and which are beneficially owned by the members of the same.
(4) Includes 174,464 shares of common stock which represent Mr. Davis' approximate beneficial ownership interest of shares of common stock presently held by Continental Sports Management LLC. Does not include 1,516,438 shares of common stock which represent Continental Capital Merchant Bank's approximate beneficial ownership interest of shares of common stock presently held by Continental Sports Management LLC of which Mr. Davis disclaims beneficial ownership.
(5) Includes 348,927 shares of common stock which represent Mr. Fisher's approximate beneficial ownership interest of shares of common stock presently held by Continental Sports Management LLC.
(6) Includes 1,516,438 shares of common stock which represent Continental Capital Merchant Bank's approximate beneficial ownership interest of shares of common stock presently held by Continental Sports Management LLC.
(7) Mr. Williams is the Chief Operating Officer of Continental Capital Merchant Bank. Does not include 1,516,438 of common stock which represent Continental Capital Merchant Bank's approximate beneficial ownership interest of shares of stock presently held by Continental Sports Management LLC of which Mr. Williams disclaims beneficial ownership.
(8) Includes 350,000 of common stock underlying options to purchase 350,000 shares of common stock at an exercise price of $.08 per share for a period of 10 Years.

                                  OUR BUSINESS

Summary

                                   Our company

         Continental Sports Management, Inc. ("Continental Sports") is a Delaware corporation which was formed on January 26, 2001, as a wholly owned subsidiary of Continental Sports Management LLC (the "LLC"). On March 30, 2001 substantially all of the assets of the LLC were transferred to Continental Sports. Continental Sports is a full service professional athlete representation agency which offers soccer athletes every aspect of athlete management including career management and guidance, contract negotiations, marketing and endorsements, team relations, public relations and charitable activities.

         We represent, advise, and counsel soccer athletes in contract negotiations with professional soccer clubs and in all business affairs related to the soccer athletes' status as professional soccer players, including endorsement and promotional contracts. Additionally, we represent professional soccer clubs in the negotiation of transfer contracts which involve the sale and acquisition of soccer athletes between professional soccer clubs. We also represent corporate sponsor companies that sponsor sports events.

         A few of our best known clients include: Ade Akinibiyi of Leicester City, England's Premier League, Piotr Nowak, a former captain of the Polish national Team and current captain of the Chicago Fire in Major League Soccer and Arsenal Women's Team, England's Premier League.

         Continental Sports also creates, designs and executes fully integrated sports promotion programs based on our client's business objectives. We provide concepts and creative development as well as implementation, administration, and complete turnkey management of these programs.

         We generate revenue from two basic sources: (i) representation of players in the negotiation of player contracts and player endorsements; and (ii) negotiation of transfer fees paid by one soccer club to another upon the transfer of a player. Upon consummating a player contract or transfer, we are paid a percentage of such contract for our services (generally 20% for endorsement contracts, up to 10% for player contracts, varied rates for transfer fees). We believe that, as general revenues in the industry increase, wages and endorsement revenues paid to players should increase.

         Our strategy is to: (i) locate finders (independent contractors who identify talented players) throughout the world who will present our representation contracts to prospective client players and (ii) locate player agents throughout the world to develop client players and shop those players to soccer clubs throughout the world; and (iii) locate executive personnel with numerous professional contacts within the soccer industry to create opportunities for client players, clubs and commercial endorsement companies. Strategic placement of finders and player agents allows us to create proprietary intelligence on players all over the world, and shop those same players to clubs located in South America, Europe, and the United States.

Soccer

         The soccer industry exists in virtually every country in the world. Unlike American football, which may be played differently in Canada or in Europe, soccer is played under the same rules throughout the world, thus providing consistency to the game no matter where it is played. Soccer has established and greatly benefited from Federation Internationale De Football Association ("FIFA"), which regulates and administers international soccer. FIFA has sanctioned six regional confederations to segregate and manage international team soccer. Through the six confederations, FIFA has established over two hundred national associations. Teams comprising the national associations compete in various confederation championships.

         The vast scope of the soccer market is demonstrated in Europe wherein 250 to 300 top division club teams ("Premier League Teams") exist in any given year. Once in the Premier League, a team can be relegated from the Premier League into soccer's equivalent of Triple A baseball. In soccer you must continue to be successful to remain in the Premier League. The Premier League has the greater television revenues, gate fees, and other team related revenues. The economic sanction of failing to remain in the Premier League is devastating to a team. This economic reality creates great financial pressure on teams to always vie for the most talented players, and therefore to pay higher wages to such players.

         With the great number of Premier Clubs in the world, and the number of talented players needed to fill the rosters of all those clubs, the role of sports agents in soccer is becoming increasingly more vital to the survival of each Premier Club. These clubs must search for players throughout the world. The proprietary intelligence of each sports agent becomes extremely valuable, if it can provide a great variety of talented players to a team. Until recently, prior to the Bosman Ruling (see "Regulations"), player agents were provincial in their method of business practice, only representing players in their domiciled geographic area. This was due mainly to FIFA requiring player agents to be licensed domestically or internationally; the international license being considerably more expensive. Until the Bosman Ruling, teams located in a specific country were required to have a certain number of national players. These circumstances did not create a free international market for players. The Bosman Ruling created new architecture for clubs, players and agents to build upon. Following the Bosman Ruling, players can more freely move from one international club to another. The Bosman Ruling provides flexibility to businesses like Continental Sports and creates opportunity for international players to play on club teams in other countries (e.g. Brazilian players playing in England, German players in Spain, etc.). A player agent must now have information on players from throughout the world, rather than just national players. This creates the opportunity for us to excel in the soccer industry.

Business Strategy

         We intend to create a continuing inventory of players by signing younger, as well as established players to representation contracts. Continental Sports then, due to its international presence in the revenue rich Premier Leagues in Europe, Brazil, and in the United States, will shop the player not just in his own national "back yard" but vigorously throughout the world. The benefit to the player is greater professional exposure. We believe our access to soccer clubs will also be greater due to our ability to represent talented players from throughout the world, rather than just nationally. We have developed a player dossier in a form which includes video, physical information on the player, observation of coaches, players, and background information. We are developing a means of sharing this information via the internet to facilitate player transactions without extensive travel.

         Critical to the business strategy is creating personal relationships with the players, coaches, club administrators and executives, other player agents, and marketing and sales personnel within the companies endorsing soccer and sporting matches. Due to the large number of professional teams throughout the world, the personnel of Continental Sports must have tremendous credibility and exposure within the soccer industry.

         We have created a structure whereby players and clubs from throughout the world can exchange information through the Company. Should such information create a contract between player and club or club and club, Continental Sports earns a fee.

Representation of Soccer Athletes

         We represent, advise, and counsel soccer athletes in contract negotiations with professional soccer clubs. Generally, we receive a fee of up to 10% of any compensation received by the represented soccer athlete from any contract with any professional soccer club. Until recently, the majority of contract negotiations were through FIFA-licensed domestic agents authorized to negotiate player contracts and transactions in the country in which they are licensed. In 1995, the Bosman Ruling removed restraints on player transfers, thus allowing players to transfer freely between soccer federations of different countries. Due to the Bosman Ruling, licensed domestic agents have been relegated to much smaller markets. We believe that the inability of licensed domestic agents to broker international player transactions will create a demand and necessity for soccer agents with a presence in multiple countries. We also represent, advise, and counsel soccer athletes in all business affairs related to soccer athletes' status as professional soccer players, including endorsement and promotional contracts. Moreover, we intend to make available international financial planning services to soccer athletes, including budget development, investment counseling, and estate and international tax planning.

         The focus of soccer player client development is intended to proceed as follows:


a. International players of marquee stature. We will strive to develop 2 or 3 international players of marquee stature each year. These players will command salaries of $1,000,000 or more and can be expected to receive signing bonuses of twice their annual salary.

b. Premier League and First Division players earn $150,000 and up, between the ages of 18 and 26. These players will be the backbone of our business. We will strive to represent 500 Premier League and First Division soccer players after 5 years of operation. The Premier League and First Division are the two highest levels of international professional soccer.

c. Players between the ages of 16 and 19 who compete on under 21 National Teams with potential to become marquee stars and who are certain to become Premier or First Division players.

d. Current professional soccer players in Major League Soccer (MLS) in the United States and players who have had extensive success in European Leagues and are looking to enter the MLS. These players will become high-profile athletes as soccer continues to become more popular in the United States and will enter into the marketing and sponsorship opportunities available in the United States.

         Our goal is to sign at least two players from category (a), not less than 50 players from category (b), 10 players from category (c), and 25 players from category (d) in the first year of operation.

         Through this process, a "feeder" system will be established through which the best players worldwide will be recruited and signed by Continental Sports in an ever increasing network of relationships established between Company personnel, past and present soccer athletes, coaches, and team representatives throughout the world. Prospective clients will be induced to signing with us due to our ability to broker international player transactions, the international exposure that we can provide, the increased marketing revenue that we can generate, as well as the reputation established through previous and current clients.

Representation of Professional Soccer Clubs.

         We will represent professional soccer clubs in the negotiation of transfer contracts. Transfer contracts are agreements between professional soccer clubs involving the sale and acquisition of soccer athletes. Due to the fractured nature of international soccer and the great number of leagues in existence throughout the world, the movement of players from team to team and between leagues involves the actual buying and selling of player contracts as commodities, rather than through trades or "free agency" as is the custom in the United States. This commodity trading may be impacted by the Bosman Ruling; however, the extent of the impact upon transfer fees cannot be predicted. We will negotiate for the sale or acquisition of a player on behalf of a professional soccer club and receive a fee of 10%-20% of the transfer price. "Transfer price" refers to the sum of money paid by one professional soccer club to another professional soccer club for the contract rights of a player.

Representation of Sponsor Companies.

         We will represent corporate sponsor companies. Corporate sponsor companies sponsor sports events. It has been reported that companies spent an estimated $15 billion last year sponsoring sports events. We intend to represent the sponsor companies in their contract negotiations with professional sports leagues, tournaments, and events.

Contracts with Players and Teams

         In the early stage of the Company's development, revenues will be mainly generated from two sources: Standard Representation Agreements ("SRAs") and transfer contracts. The SRA is a contract between Continental Sports and the soccer athlete whereby Continental Sports becomes the exclusive agent for the soccer athlete in the negotiation of contracts with professional soccer clubs and in all business affairs related to the soccer athlete's status as a professional soccer player, including endorsement and promotional contracts. The contract is entered into by a representative or employee of Continental Sports who in turn assigns all rights and benefits of the contract to Continental Sports. See "Regulations" and "Risk factors."

         Pursuant to the SRAs, we will receive a fee of up to 10% of the compensation received by the soccer athlete from any contract entered into with any professional soccer club throughout the world. We will also receive a fee of 20% of the endorsement and promotional compensation received by the soccer athlete from any contracts related to the soccer athlete's status as a professional soccer player. Pursuant to the regulations of FIFA, the SRAs are binding for twenty-four (24) months and then must be renewed. The regulations of FIFA do not allow player contracts to have a longer term. In accordance with FIFA regulations, we receive commissions from our players on all income received by the player for the life of any contract entered into or negotiated as a result of our efforts.

         To date, we have over forty (40) professional soccer players under contract for representation in contract negotiations with professional soccer clubs and in all business affairs related to such soccer players' status as professional soccer players, including endorsement and promotional contracts.

         Transfer contracts are agreements between professional soccer clubs involving the sale and acquisition of soccer athletes. We will represent professional soccer clubs in the sale and acquisition of soccer athletes. We will negotiate for the sale or acquisition price of a player and in turn receive a fee for acting as the agent. Typically, we will receive a fee of 10%-20% of the transfer price. The transfer price for a European player of marquee stature could exceed $1 million dollars.

Marketing

         Marketing involves the establishment of contractual relationships between Continental Sports and corporate sponsor companies. We will represent the sponsor companies in their contract negotiations with professional sports leagues, tournaments, and events and receive a fee for such representation.

         Marketing also involves the establishment of contractual relationships between corporate sponsor companies and players represented by Continental Sports. Generally, corporate sponsor companies will pay athletes to promote their companies and/or to endorse their products. We will receive a fee of 20% of the endorsement and promotional compensation received by soccer athletes from any contracts entered into with corporate sponsor companies. We expect the marketing of client athletes and corporate sponsor companies to become a significant portion of revenues and operations.

         The key to successfully entering the marketing field is the early development of relationships with corporate sponsor companies and entities willing to pay top dollar for sponsorship opportunities. We have established and will continue to establish relationships with corporate sponsor companies to facilitate the marketing of client athletes and sponsor companies. Some of the corporate sponsor companies that we have already established relationships with include, MasterCard, McDonalds, Burger King, FILA, Pepsi, Sharp, Snickers, Avis, Kodak, Chevrolet, Budweiser, and Fujitsu. The nurturing of these relationships should enable marketing to become a significant source of revenues for Continental Sports.

         It is crucial for us to recognize and maximize the overlapping opportunities that will arise from each of these separate but related activities. The representation of soccer athletes is the introduction into much broader revenue generating possibilities which include, but are not limited to: sponsorship, event management, sales of television rights, marketing of individuals and teams, and ownership of annual properties.

Competition

         There are numerous larger, significant, competing entities and companies in the professional athlete contract negotiating arena locally, nationally and internationally.

         International Management Group (IMG) and SFX are two of the world's largest sports management companies. Both companies currently operate in the soccer industry and they have the resources to compete with us should they decide to expand their operations.

         Interpublic Group, a $3.4 billion advertising and public relations agency, recently acquired Advantage International, a sports management company now part of Interpublic's Octagon Group. Interpublic has also acquired London-based Orbit International, and is shopping for small agencies specializing in football and hockey players. Interpublic does operate in the soccer industry, it has the resources to compete with us should it decide to expand its operations.

         There are also numerous other sports management and marketing companies operating in non-soccer related professional sports that have the resources to compete with us should they decide to do so.

         Additionally, there are numerous individual licensed players' agents conducting business in the international soccer industry. We will compete in the market place based on the ability to offer greater opportunities world-wide to soccer players, service, quality of representation, negotiating skills, and personal relationships between management, the professional athletes, and the professional teams hiring athletes. We believe we can be immediately successful in the soccer industry because of the services we can provide soccer athletes; namely, prolific exposure throughout the world, professional contacts with decision makers, and marketing services. Moreover, our ability to negotiate transfer contracts, match arrangements and to negotiate with sponsor companies fosters our belief that we can be immediately successful in the soccer industry.

Since there is no organized company currently conducting business in the soccer industry, we believe we will be one of a few, if not the only, sports management company or sports agents in the soccer industry to provide this array of professional services. There is no guarantee that we are or will remain competitive or successful in the future. Moreover, there is no guarantee that IMG, Interpublic, SFX, or other larger competing sports management and marketing companies will not expand their businesses to the soccer industry. The expansion of any of these larger competing sports management and marketing companies to the soccer industry could have a material adverse effect on our business.

Intellectual Property

         Our ability to compete successfully and achieve future revenue growth will depend, in part on our ability to protect our proprietary technology and operate without infringing the rights of others. We have filed an application for a United States Registration for "Continental Sports".

Employees

         As of April 6, 2001 we had 5 full-time employees. None of our employees are represented by a labor union and we have not experienced any work stoppages. We consider our employee relations to be good.


Regulation

         The main body of regulation in the international soccer industry comes from the Federation Internationale De Football Association ("FIFA"). The U.S. arm of FIFA is based in Chicago, Illinois, and is known as the U.S. Soccer Federation. FIFA has published rules and regulations governing the conduct of soccer athletes and agents. FIFA enforces these rules and regulations by way of a sanction to players for violation of the rules and monetary penalties for violation by players' agents. FIFA will also act as an enforcement agency to ensure that athletes do not violate their contract with agents. This can be most beneficial if we were to have a dispute with a international soccer athlete over collecting a commission.

         Under the regulations of FIFA, players may only use the services of a Licensed Players' Agent. Any natural person (excluding corporations and other entities) who passes a personal interview and deposits a bank guaranty with a Swiss Bank can become a players' agent. Soccer athletes cannot utilize the services of a non-licensed agent. Licensed attorneys and close relatives to the soccer athletes do not have to become a licensed players' agent to represent a soccer athlete.

         Since we cannot be a licensed players' agent, we will utilize the services of either a representative under contract with us or an employee who is a licensed players' agent or a licensed attorney to enter into contracts with players on our behalf. Continental Sports, through the licensed players' agent or a licensed attorney, will negotiate on behalf of the soccer athlete.

         We will derive income from the assignment by employees of the monetary benefits of agent contracts with soccer athletes. The regulations of FIFA do not address the assignment of monetary benefits of player contracts, only that natural persons who are licensed players' agents, close relatives, or a licensed attorney are the only individuals who can represent and contract with a soccer athlete. In 1994, FIFA issued Circular No.551 in response to questions regarding who can hold a license. The Circular stated in part:

                  "It is obvious that only private individuals (natural persons) may apply for a players' agent's license. However, the holder of the license may make it available to a legal person (an association or company)."

This release allows Licensed Players' Agents to make available their license (or the benefits of such license) to the Company.

         FIFA does not regulate the marketing arrangements entered into between the Company and soccer athletes. The Company is free to enter into marketing contracts directly with the soccer athletes.

The Bosman Ruling:

         The Bosman case began when Belgian national soccer player, Jean Mau Bosman claimed he was prevented from working for another soccer club after his contract ended with Royal Club Legeois, in violation of Articles 48, 85, and 86 of the European Economic Community Treaty (EEC Treaty). The case was based in part upon the right of workers to move freely between member states for employment related purposes. A similar right to travel exists between states in the United States. The Bosman case was referred to the European Court of Justice ("ECJ"). In 1995, the ECJ held that the transfer system then in place and the rules on international players (restriction as to the number of international players on each team) offended the principles of freedom of movement for workers under the EEC Treaty, and found that the transfer rules and international player rules also restricted competition in violation of Article 85(1) of the EEC Treaty. Pursuant to the specific findings of the court, Bosman could seek to have his right to move freely between member states for purposes of employment judicially enforced. This finding of the court positively affects the opportunities for a soccer athlete to seek his best wage, wherever a club is located, and will have an impact upon transfer fees, although to what extent is not yet clear to the industry.

Facilities

         Our current facilities will provide adequate space to house the business through our current growth, however, as we continue to execute our plan, additional operational and administrative space may be required. We believe that adequate additional space is available on competitive terms.

         Legal proceedings

         There are no material legal proceedings pending to which Continental Sports is a party, and we are unaware of any contemplated material legal actions against us.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         Continental Sports Management, Inc. (Continental Sports), a Delaware Corporation formed on January 25, 2001, as a wholly-owned subsidiary of Continental Sports Management LLC (LLC), acquired on March 30, 2001, substantially all of the assets of the LLC. Continental Sports is a full-service professional athlete representation agency specializing in the representation of soccer athletes.

         The discussion that follows relates to the historical results of the predecessor LLC for the period ended December 31, 2000, and refers to Continental Sports for all matters subsequent to January 1, 2001. Thus, all forward-looking statements refer to Continental Sports and not to the LLC.

         During the two-year period ended December 31, 2000, the LLC progressed from being a development stage entity begun in 1997 to becoming an established operating entity. Thus, commission income increased to $218,479 in 1999 and to $618,281 in 2000. The increase in commission income is a direct result of the implementation of LLC's business strategy. Such strategy focused upon the recruitment of younger athletes who, when they came of age and demonstrated professional ability, were able to command increased salaries and thereby increase the LLC's commission income. In addition, the number of players under contract doubled, resulting thereby in an increased client base and an increased commission income.

         However, the increase in commission income in the years 1999 and 2000 did not prevent the LLC from continuing to generate net losses and suffer negative cash flows. Such losses were exacerbated as the direct result of the LLC incurring approximately $500,000 in professional and banking fees, expenses and commissions. Continental Sports believes that, as a result of the successful completion of its restructuring plan discussed hereinafter, its need to pay professional and banking fees and expenses will be reduced substantially.

         Continental Sports believes that, given the continued increase in its commission income and at its present level of operating costs, coupled with a substantial reduction in its non-operating costs attributable to its successful restructuring, it will be able to demonstrate both a positive cash flow and operating net income. Management also believes that, assuming (a) the successful completion of the offering hereby, and the receipt of $1.6 million in public funding, (b) the conversion of indebtedness of the LLC into equity of Continental Sports, (c) the injection by the LLC of the sum of $120,000 in cash, and (d) the providing by Continental Capital Merchant Bank of a $1 million (approximate) line of credit to the LLC, it will have thereby achieved a degree of liquidity sufficient to meet its anticipated current obligations. (See Footnotes H and I to the financial statements included herein.)

(1)      Business Strategy

         Continental Sports' basic business strategy revolves around its belief that the business of representing athletes is amenable to consolidation. The intention of Continental Sports is to continue to concentrate upon the representation of soccer athletes and to attempt to accelerate its growth by:

         (a) signing existing players under contract to new contracts with their same teams at increased salary levels;
         (b) signing existing players under contract to new contracts with different teams at increased salary levels;
         (c) effecting arrangements with other athlete representation firms, including the acquisition of such other firms or the working-out of joint venture arrangements;
         (d) effecting arrangements with firms specializing in representing athletes other than soccer players;
         (e) attempting to recruit and play a major role in the representation of female soccer athletes and to assist in the promotion of what management believes is a significant emerging market;
         (f) expanding the soccer athlete representation business by hiring other player representatives who have demonstrated the ability to recruit soccer athletes in underdeveloped areas of the world; and
         (g) developing a soccer marketing and consulting business for corporate clients, including the more efficient use of advertising budgets tailored specifically to the soccer market.

         Management believes that immediate, significant growth will result from the expansion of its representation capability through the acquisition of other agencies, as well as from the expansion of its activities with related, complimentary businesses. Such acquisitions would be consummated principally through the use of Continental Sports authorized, unissued shares.

         The attaining by Continental Sports of public company status will, in management's opinion, facilitate this process. Obviously, management must demonstrate the ability to prevent the issuance of additional shares of its Common Stock being dilutive by attempting to realize revenue and income in excess of the dilutive effect of the issuance of additional shares of its Common Stock. Also, to the extent that management is successful in acquiring representation agencies specializing in athletes other than soccer players, the business of Continental Sports will not be subject to the possible economic fluctuations of a single sports activity. Management, in its acquisition program, intends to target representation agencies that are not only profitable, but that are well-positioned in particular markets and potentially are capable of expanding Continental Sports' own activities in such markets.

         Management believes that fragmentation in the sports representation business will contribute to its ability to pursue effectively its acquisition strategy. In addition, management believes that many small firms may have reached the limit of their ability to grow due to their inability to have access to additional capital, the costs and burden of increasingly stringent regulatory compliance, more intensive competition, and management limitations. Management is confident that it will be able to offer the entities it may acquire the strategic direction, management and capital resources necessary to foster their growth, thereby affording the former owners the opportunity to realize the value of their efforts and investments, while simultaneously enabling Continental Sports to build a more diverse presence in the athlete representation field.

(2)      Liquidity

         Continental Sports believes that the restructuring plan of the LLC having been consummated, it will now be able to generate adequate amounts of cash to sustain its operations and to meet its cash requirements. The conversions of debt into equity, the substantial reduction in professional and banking fees and expenses, the receipt of $120,000 in cash and the anticipated proceeds of the offering hereby, the anticipated increase in commission income, and the reduction in debt service, should result cumulatively in adequate cash with which to meet current obligations.

         Long-term indebtedness is no longer a matter of significance, since all such debt (with the exception of capital leases) has been eliminated as a result of the restructuring. Finally, should Continental Sports be able to increase its commission income to the same extent as it did from 1999 to 2000, which increase in commission income is the principal reason for the reduction in operating losses of almost $1 million in year 2000 as compared to 1999, liquidity will be enhanced further. Management does not believe that its growth by acquisition strategy will materially affect its liquidity because such acquisition strategy will be pursued principally by salaried management personnel.

(3)      Capital Resources

         Continental Sports is not engaged in a capital-intensive business. Costs incurred by Continental Sports are primarily related to wages, travel and business overhead normal to a service business. Management believes that its capital resources are adequate to cover its known costs and expenses. In the event Continental Sports is successful in its expansion program, capital resources and liquidity will have to be enhanced. However, management would not be disposed to effect such acquisitions unless it believed that the cash flow of the acquiree business would ultimately offset the costs of sustaining such acquisitions.

(4)      Results of Operations

         Management attributes the significant increase in commission income in the years 1999 and 2000 to several factors. We implemented our recruiting strategy and players under contract to the Company increased from 17 to 40. Our players movement to clubs in higher divisions and subsequent increases in salaries resulted in higher commissions to the Company. Management has no reason to believe that such business plan will not prove equally successful in 2001. Management believes that its ability to upgrade the salary levels of its represented athletes will continue to result in an increase in commission income. To the extent that management is able to increase its commission income while simultaneously containing its cost of operations, Continental Sports should be able to achieve a degree of profitability.

         It should be noted that the geographic concentration of Continental Sports' commission income is in the United Kingdom and Continental Europe. In such areas, the soccer season generally runs from August through the following May. Such seasonality, coupled with the impact of the typical soccer athlete contract on revenue reporting and cash flow, means that Continental Sports will
(a) report approximately ninety (90%) percent of its commission income in the period June - August of each year and (b) receive approximately fifteen (15%) percent of its cash in the first quarter of each year, forty-five (45%) percent of its cash in the second quarter, and the balance of forty (40%) percent of its cash in the second half of each year.

                            DESCRIPTION OF SECURITIES

General

         The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Delaware law.

         We are authorized to issue up to twenty five million (25,000,000) shares of common stock, $.01 par value per share, of which five million six hundred thousand (5,600,000) shares are issued and outstanding. Our certificate of incorporation authorizes five million (5,000,000) shares of preferred stock, none of which are outstanding.

Common Stock

         Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

         Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

         All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

Preferred Stock

         None of the five million (5,000,000) preferred shares are currently outstanding. Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Options

         As of April 9, 2001, we have 2,850,000 options outstanding, exercisable at $.08 per share, which expire on March 15, 2001.

         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.

Delaware Anti-Takeover Law Provisions

         As a Delaware corporation, we are subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of Continental Sports.

Limitation on liability of directors

         Our certificate of incorporation provides that a director of Continental Sports will not be personally liable to Continental Sports or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of Continental Sports
(i) for breach of the director's duty of loyalty to Continental Sports or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.

Dividend policy

         We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance the growth of Continental Sports.

Restricted Shares Eligible for future resale

         All of the Company's currently outstanding Shares are "restricted securities" and, in the future, may be sold upon compliance with Rule 144. Adopted under the Securities Act Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. Upon the sale completion of this offering, and assuming that there is no exercise of any issued and outstanding warrants, the Company will have 6,000,000 Shares issued and outstanding, of which 4,500,000 Shares are "restricted securities", 1,100,000 shares are being registered under the registration statement of which this Prospectus is part and offered under the Alternative Prospectus and 400,000 are publicly traded shares.

         The registration statement of which this Prospectus is a part also covers the offering of 1,100,000 shares being offered by the Selling Shareholders. Of the 1,100,000 Shares being offered by the Selling Shareholders, 600,000 Shares may be sold immediately following the closing of the offering and the balance consisting of 50,000 Shares may be sold after 135 days following the closing of the offering, subject to earlier release at the sole discretion of the Company. See "Certain Transactions." The resale of the securities held by the Selling Shareholders is subject to prospectus delivery and other requirements of the Securities Act. Sales of such securities or the potential of such sales at any time may have an adverse effected on the market prices of the Securities offered hereby. See "Selling Shareholders."

Transfer agent and registrar

         The transfer agent and registrar for our common stock is _____________.

         Disclosure of commission position on indemnification for securities act liabilities

         Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Continental Sports, absent a finding of negligence or misconduct in the performance of their duties.

         Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Continental Sports pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                              PLAN OF DISTRIBUTION

Escrow of Offering Funds

         400,000 shares will be offered on a "best efforts, all-or-none" basis. If 400,000 shares are not sold within 60 days from the date hereof, all monies received will be refunded to subscribers in full without interest thereon (unless the offering is extended for an additional 30 days). Each subscriber will receive from the Company confirmation of his subscription to purchase shares of common stock with instructions to forward their funds to __________. All proceeds raised in this offering will be deposited by noon of the next business day following receipt, in an escrow account maintained at _________. All subscriber checks will be made payable to "____ as escrow agent for CSM". During the period of escrow subscribers will not be entitled to a refund of their subscription. If at the end of the offering period, 400,000 shares have been sold, all funds in the escrow account will be released to Continental Sports.

                              CERTAIN TRANSACTIONS

         After the organization of Continental Sports on January 26, 2001, the Board of Directors authorized the issuance of an aggregate of six million shares of its authorized but unissued Common Stock. Of such six million shares:

         a)  4.5 million were issued to Continental Sports Management LLC; and

         b) 1.1 million shares were issued to Biofarm, Inc., an unaffiliated entity, in exchange for financial services rendered and to be rendered to Continental Sports, including the recapitalization of Continental Sports Management LLC and the structuring of Continental Sports, and the payment of all of the expenses of this offering.

         In connection with the purchase by Biofarm of an aggregate of 1.1 million shares of Continental Sports' common stock (see "Selling Securityholder" and "Principal Shareholders" herein), Biofarm has agreed to lock-up, for a period of 4.5 months from the date hereof, an aggregate of 500,000 of such 1.1 million shares (all of which are registered for sale hereby). Such lock-up shall forthwith terminate upon the (a) expiration of such 4.5 month period, (b) issuance by Continental Sports for any reason of any additional shares of common stock, (c) mutual agreement of Continental Sports and Biofarm, or (d) request by Continental Sports. If so requested by Continental Sports, Biofarm has agreed to deliver to Continental Sports the full net proceeds, if any, received by Biofarm from the sale of any of such 500,000 shares.

         Continental Sports has agreed that the proceeds, if any, received from the shares sold by Biofarm will be used to further Continental Sport's expansion plans. (See "Use of Proceeds" herein.) Continental Sports has also agreed that it will issue to Biofarm 1.25 shares of unregistered, common stock for each share sold by Biofarm resulting in proceeds delivered to Continental Sports. The aggregate amount of proceeds to be received by Continental Sports and the number of shares of common stock to be issued by Continental Sports in exchange therefor (not to exceed 625,000 shares), will depend upon the number of shares of common stock able to be sold by Biofarm. Except for the 500,000 shares subject to lock-up (and the potential call upon Biofarm for the sale thereof by Continental Sports), Biofarm intends to sell the remaining 600,000 shares owned by it, subject to financial considerations including the financial position and liquidity of Biofarm and then prevailing market conditions.

         On March 30, 2001, the Company entered into a consulting agreement with WRA Consulting, Inc. to provide the Company with non-exclusive services related to corporate finance in exchange for options to purchase 350,000 shares of the Company, at $.08 per share of common stock.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for Continental Sports by Berlack, Israels & Liberman LLP, New York, New York.

                                     EXPERTS

         Certain of the financial statements of Continental Sports Management, LLC included in these prospectuses and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Asher & Company, Ltd. and Lublin, Sussman, Rosenberg & Damrauer LLP, independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement.

                              AVAILABLE INFORMATION

         Reports and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's New York Regional office at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates.

         This Registration Statement, as well as all amendments thereto and subsequent reports, have been and will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Documents filed through EDGAR are publicly available through the Commission's website at http:/www.sec.gov.

         Statements contained herein as to the contents of any document are summaries of such documents and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. All material information of such exhibits are discussed in this Form SB-2. The Registration Statement may be inspected and copied at the places set forth above.

-----------------------------------------------------------           ------------------------------------------------------------
You should rely only on the information contained in this
document. We have not authorized anyone to provide you with                        Continental Sports Management, Inc.
information that is different. This document may only be
used where it is legal to sell these securities. The
information in this document may only be accurate on the                                    400,000 shares of
date of this document. Additional risks and uncertainties                                     common stock
not presently known or that are currently deemed immaterial
may also impair our business operations. The risks and
uncertainties described in this document and other risks and uncertainties which we may face in the future will have a
greater impact on those who purchase our common stock. These                                 _______________
purchasers will purchase our common stock at the market                                        PROSPECTUS
price or at a privately negotiated price and will run the                                   ________________
risk of losing their entire investment.



                                                                                           ____________, 2001







-----------------------------------------------------------          ------------------------------------------------------------

             [Alternate page for Selling Securityholder prospectus]

                                                        The offering

Shares offered by Selling
      Securityholder...........................................  1,100,000 shares of common stock.

Plan of distribution...........................................  The offering of our shares of common stock is being made by a shareholder of our
                                                                 company who may wish to sell its shares.
                                                                 Sales of our common stock may be made by
                                                                 the selling securityholder in the open
                                                                 market or in privately negotiated
                                                                 transactions and at market prices, fixed
                                                                 prices or negotiated prices.

Use of  proceeds...............................................  Continental Sports Management, Inc. will not receive any proceeds from the sale of
                                                                 shares owned by a selling securityholder.

Concurrent offering


Shares offered by Continental Sports...........................  400,000 shares of common stock.

Shares to be sold by Selling Securityholder....................  1,100,000 shares of common stock.

Plan of distribution...........................................  Continental Sports Management, Inc. will offer and sell 400,000 shares for cash at a
                                                                 price of $4.00 per share.

Use of proceeds................................................  The proceeds will be used by Continental
                                                                 Sports to augment our management team, to
                                                                 develop and initiate a marketing and
                                                                 advertising campaign and for working
                                                                 capital.

             [Alternate page for Selling Securityholder prospectus]

                                 Use of proceeds

         This prospectus is part of a registration statement that permits a shareholder of Continental Sports Management, Inc., who is identified in this prospectus to sell his shares of Continental Sports Management, Inc. common stock in the open market or in privately negotiated transactions. This shareholder is referred to throughout this prospectus as the "selling securityholder". As such, Continental Sports Management, Inc. will not receive any proceeds from this offering.

                               Concurrent offering

         The registration statement of which this prospectus is a part also includes a prospectus with respect to the offering by Continental Sports Management, Inc. for cash of 400,000 shares of Continental Sports common stock. This distribution may have a material adverse effect on the market price of the common stock offered by the selling securityholder.

                              Plan of distribution

                  While the registration statement is effective, the selling securityholder may sell his shares directly to the public, without the aid of a broker or dealer, or he may sell his shares through a broker or dealer if the Continental Sports Management, Inc. common stock is authorized for inclusion on the OTC Bulletin Board. The selling securityholder has the option of selling his shares in the open market or in privately negotiated transactions. Additionally, the selling securityholder may sell his shares at market prices, fixed prices or negotiated prices. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction and would be paid by the selling securityholder.

             [Alternate page for Selling Securityholder prospectus]

                             Selling Securityholder

         All of the 1,100,000 shares of Continental Sports Management, Inc. common stock being offered by this selling securityholder's prospectus are owned by and registered in the name of Biofarm, Inc., a Delaware corporation whose address is 1244 Main Street, Linfield, PA 19468.

                          Independent Auditors' Report

The Board of Directors
Continental Sports Management, LLC and
   its Wholly-Owned Subsidiary Continental
   Sports Events, LLC
Sylvania, Ohio

         We have audited the consolidated balance sheet of Continental Sports Management, LLC and its Wholly-Owned Subsidiary Continental Sports Events, LLC as of December 31, 2000 and the related consolidated statements of operations and comprehensive loss, changes in Members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Sports Management, LLC and its Wholly-Owned Subsidiary Continental Sports Events, LLC as of December 31, 2000 and the results of its consolidated operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                              ASHER & COMPANY, Ltd.


Philadelphia, Pennsylvania
April 9, 2001

                          Independent Auditors' Report

The Board of Directors
Continental Sports Management, LLC and
   its Wholly-Owned Subsidiary Continental
   Sports Events, LLC
Sylvania, Ohio

         We have audited the consolidated balance sheet of Continental Sports Management, LLC and its Wholly-Owned Subsidiary Continental Sports Events, LLC as of December 31, 1999 and the related consolidated statements of operations and comprehensive loss, changes in Members' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continental Sports Management, LLC and its Wholly-Owned Subsidiary Continental Sports Events, LLC as of December 31, 1999 and the results of its consolidated operations and its consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



                                       Lublin, Sussman Rosenberg & Damrauer, LLP


Toledo, Ohio
September 26, 2000

                     CONTINENTAL SPORTS MANAGEMENT, LLC AND
                           ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                     ASSETS

                                                                        2000            1999
                                                                        ----            ----

CURRENT ASSETS
  Cash                                                                              $   13,773
  Commissions receivable                                            $  234,718          79,318
  Advances, others                                                           -           7,599
  Members' equity subscribed                                             3,000           3,000
                                                                    ----------      ----------
       Total current assets                                            237,718         103,690

PROPERTY AND EQUIPMENT, net                                             46,913           6,834

OTHER ASSETS
  Commissions receivable                                               299,477          85,148
  Certificate of deposit                                                 3,000           3,000
  Deposits/retainers                                                     7,888           7,448
                                                                    ----------      ----------
       Total other assets                                              310,365          95,596
                                                                    ----------      ----------

       Total Assets                                                 $  594,996      $  206,120
                                                                    ==========      ==========

                         LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
  Bank overdraft                                                    $   25,977
  Private bridge notes payable                                         557,000      $  308,500
  Line of credit                                                             -          60,000
  Advances from individuals                                            277,500               -
  Capital lease obligations, current portion                            10,484               -
  Accounts payable                                                     264,335         361,494
  Accrued interest                                                      82,347          51,118
  Other accrued expenses                                                30,665           4,620
                                                                    ----------      ----------
       Total current liabilities                                     1,248,308         785,732

LONG-TERM DEBT
  Institutional bridge notes payable                                         -         382,682
  Long-term capital lease obligations                                   26,285               -
                                                                    ----------      ----------
                                                                        26,285         382,682

MEMBERS' EQUITY
  Preferred Members' equity                                                  -         578,643
  Members' equity                                                     (672,615)     (1,540,937)
  Accumulated other comprehensive loss                                  (6,982)              -
                                                                    ----------      ----------
       Total Members' equity                                          (679,597)       (962,294)
                                                                    ----------      ----------

       Total Liabilities and Members' Equity                        $  594,996      $  206,120
                                                                    ==========      ==========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONTINENTAL SPORTS MANAGEMENT, LLC AND
                           ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                               COMPREHENSIVE LOSS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999





                                                       2000              1999
                                                       ----              ----
Revenue
  Commission income                               $  618,281       $    218,479
  Interest income                                          -                234
  Miscellaneous income                                10,229                 53
                                                  ----------       ------------
       Total revenue                                 628,510            218,766

Expenses
  Selling, general and administrative                982,454          1,543,437
  Depreciation and amortization                        7,459              3,691
  Interest                                           100,005            109,408
                                                  ----------       ------------
       Total expenses                              1,089,918          1,656,536
                                                  ----------       ------------

Net loss                                            (461,408)        (1,437,770)

Other comprehensive loss
  Foreign currency translation adjustment             (6,982)                 -
                                                  ----------       ------------

       COMPREHENSIVE LOSS                         $ (468,390)      $ (1,437,770)
                                                  ==========       ============









              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONTINENTAL SPORTS MANAGEMENT, LLC AND
                           ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
              CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          Accumulated
                                                        Preferred          Other             Total
                                        Members'         Members'      Comprehensive        Members'
                                         Equity          Equity            Loss             Equity
                                     ------------      ----------      -------------    -------------
Balance, January 1, 1999             $  (371,294)                                       $  (371,294)

Contributed capital                      268,127       $ 578,643                            846,770
Net loss                              (1,437,770)              -                         (1,437,770)
                                     -----------       ---------       --------         -----------

Balance, December 31, 1999            (1,540,937)        578,643                           (962,294)

Capital conversion                       578,643        (578,643)                                 -
Debt conversion                          819,077               -                            819,077
Repayment of capital                     (15,000)              -                            (15,000)
Net loss                                (461,408)              -                           (461,408)
Other comprehensive loss                       -               -       $ (6,982)             (6,982)
Dividends declared                       (52,990)              -              -             (52,990)
                                     -----------       ---------       --------         -----------
Balance, December 31, 2000           $  (672,615)      $       -       $ (6,982)        $  (679,597)
                                     ===========       =========       ========         ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     CONTINENTAL SPORTS MANAGEMENT, LLC AND
                           ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                         2000           1999
                                                         ----           ----
OPERATING ACTIVITIES
  Net loss                                            $ (461,408)  $ (1,437,770)
  Adjustments to reconcile net loss to
   net cash utilized by operating activities:
    Other comprehensive loss                              (6,982)             -
    Depreciation and amortization                          7,459          3,691
    Changes in:
      Accounts receivable                               (369,729)      (105,998)
      Advances                                             7,599         19,525
      Prepaid expenses                                         -        198,876
      Deposits                                              (440)         6,691
      Accounts payable                                   (97,158)       252,418
      Accrued interest                                    31,229         14,262
      Other accrued expenses                              26,045        (15,246)
                                                      ----------   ------------
  Net cash utilized by operating activities             (863,385)    (1,063,551)

INVESTING ACTIVITIES
  Capital expenditures                                    (7,450)             -
                                                      ----------   ------------

  Net cash utilized by investing activities               (7,450)             -

FINANCING ACTIVITIES
  Bank overdraft                                          25,977              -
  Members' equity contributions                                -        268,127
  Repayment of capital                                   (15,000)             -
  Proceeds from loans                                    571,905        920,385
  Advances from individuals                              277,500              -
  Principal payments on capital lease                     (3,320)             -
  Principal payments of loans                                  -       (126,500)
                                                      ----------   ------------

  Net cash provided by financing activities              857,062      1,062,012
                                                      ----------   ------------

              DECREASE IN CASH AND CASH EQUIVALENTS      (13,773)        (1,539)

Cash, beginning of year                                   13,773         15,312
                                                      ----------   ------------

Cash, end of year                                     $        -   $     13,773
                                                      ==========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:

  Cash paid for interest during the year                  25,036   $     23,466
                                                      ==========   ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES:

  Capital lease                                       $   40,088   $          -
  Dividends accrued, converted to capital                 52,990              -
  Conversion of preferred members' capital               578,643              -
  Conversion of debt to preferred members' capital             -        578,643
  Conversion of debt to members' capital                 819,077              -



As explained in Note E, certain notes payable were assigned to a related party in exchange for an equity interest in the related party and subsequently converted by the related party to a preferred member equity interest in Continental Sports Management, LLC.


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

  Continental Sports Management, LLC (the Company) was formed as a limited liability company on December 1, 1997 to operate a sports management organization in international soccer. The Company provides an array of services to soccer athletes, soccer clubs, and their sponsors throughout the world. The Company concentrates its activities on soccer athlete representation both internationally and domestically. The Company represents, advises, and counsels soccer athletes in contract negotiations with professional soccer clubs and in business affairs related to the players' status as professional athletes, including endorsement and promotional contracts.

  Additionally, the Company represents professional soccer clubs in the negotiation of transfer contracts. Transfer contracts involve the sale and acquisition of soccer athletes between professional soccer clubs. The Company also sponsors matches between professional soccer clubs and represents corporations sponsoring sports events. Television revenue will propel most of the income generated from such matches.

  On November 18, 1998, Continental Sports Events, LLC, a limited liability company, was formed to manage sporting events sponsored by Continental Sports Management, LLC. Continental Sports Events, LLC is 100% owned by Continental Sports Management, LLC.

  The Company is a predecessor to Continental Sports Management, Inc. (CSMI). As discussed in Note I, the Company transferred certain assets and liabilities to CSMI in exchange for stock in CSMI.

  Consolidation

  The consolidated financial statements include the accounts of Continental Sports Management, LLC and its wholly-owned subsidiary Continental Sports Events, LLC. All significant intercompany accounts and transactions have been eliminated.

  Estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Income taxes

  As a limited liability company, the Company is not a taxpaying entity for Federal income tax purposes, and thus no Federal income tax expense has been recorded in the statements. Income of the Company is taxed to the Members in their respective income tax returns.

  Allocation of income and loss

  All income, losses, gains, distributions, credits and distributions of the Company will be allocated or distributed in accordance with Members' Membership Interests, subject to limitations of substantial economic effect as required by the Internal Revenue Code, which may change allocations.

  Foreign operations

  Substantially all of the Company's revenue for the years ended December 31, 2000 and 1999 was generated from operations outside the United States. All of the Company's foreign operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, fluctuations in the relative values of currencies, political instability and restricted governmental actions. Changes in the relative values of currencies occur from time to time and may, in certain instances, materially affect the Company's results of operations. The effect of these risks remains difficult to predict. The Company does not currently provide any hedges on its foreign currency exposure.

  Revenue recognition

  Revenue from talent representation arises primarily from percentage fees or commissions received for the negotiation of professional soccer contracts and marketing endorsements. The Company recognizes revenue in the period when the service is rendered and the fee is determinable. Commissions on incentives are recognized by the Company when the incentive is achieved by the athlete.

  Property and equipment

  Property and equipment is recorded at cost and depreciated over their estimated useful lives using the straight-line method. Estimated useful lives range from 3 to 7 years.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Foreign currencies

  Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Translation adjustments resulting from this process are charged or credited to other comprehensive income. Revenue and expenses are translated at average rates of exchange prevailing during the year. Gains and losses on foreign currency transactions are included in selling, general and administrative expenses.


NOTE B - RELATED-PARTY TRANSACTIONS

  The Company paid fees of $130,526 in 2000 and none in 1999 to Continental Capital Advisors (CCA) (a company in which a member is an owner) in connection with management consulting and financing plan activities.

  In April, 1999, the Company entered into an agreement with a member and another individual to pay a 2% royalty on player commissions in exchange for the member and another individual securing a letter of credit for the Company through personal guarantees. The irrevocable letter of credit in the amount of $140,000 was issued to the Federation Internationale De Football Association
  (FIFA) to ensure compliance by the Company in handling player contracts in accordance with FIFA regulations. The amount of royalties, which were charged to general and administrative expenses were $11,468 in 2000 and none in 1999.

NOTE C - COMMISSIONS RECEIVABLE

  Commissions receivable consists of the net present value of future cash flows from commissions expected to be received under the terms of the contracts as follows:

                                 2000          1999
                                 ----          ----

         2000                               $  79,318
         2001                $ 234,718         65,720
         2002                  203,444         37,590
         2003                  149,475         10,500
         2004                   48,750              -
                             ---------      ---------
                               636,387        193,128
  Less discount at 12%        (102,192)       (28,662)
                             ---------      ---------
                             $ 534,195      $ 164,466
                             =========      =========

  The Company considers commissions receivable to be fully collectible because of enforcement of the contracts by FIFA.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE D - PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                                              2000         1999
                                                              ----         ----

      Transportation equipment, capital lease               $47,538
      Office equipment                                       11,528      $11,528
                                                             ------      -------
                                                             59,066       11,528
      Less accumulated depreciation                          12,153        4,694
                                                             ------      -------
                                                            $46,913      $ 6,834
                                                            =======      =======

NOTE E - PRIVATE BRIDGE NOTES PAYABLE

  The Company has notes payable to individuals classified as private bridge notes payable on the balance sheet that are generally for one year with various due dates and are unsecured. There are no required principal payments until the end of the term of the notes. The notes accrue interest at a rate of 15%. The balance outstanding on the notes was $521,000 and $198,500 as of December 31, 2000 and 1999, respectively. Subsequent to year end, $223,452 of these notes were converted to members' equity, as discussed in Note I.

  Also included in private bridge notes payable is a note payable to Americus Communications (a company in which a member is an owner) for $110,000. The note is unsecured, payable on demand, with interest accruing at 15%. The balance outstanding was $36,000 and $110,000 as of December 31, 2000 and 1999, respectively. The amount due to Americus Communications was subsequently paid.

  During the year ended December 31, 1999, the Company received $96,750 in loans from individuals as private bridge notes. These notes were exchanged by the individual note holders for an equity interest in Continental Capital Merchant Bank (CCMB) (a company in which a member is an owner). In addition, during the year ended December 31, 1999, CCMB issued various institutional bridge notes to the Company of $345,932.

  During the year ended December 31, 2000, the amounts due to CCMB were combined into one note payable to CCMB. The total note payable to CCMB of $432,682 was then converted to regular members' equity effective October 27, 2000 as described in Note F.

  During the year ended December 31, 2000, the Company also received advances from CCMB on a line of credit. The total amount drawn on the line of $289,665 was converted to members' equity effective October 27, 2000 as described in Note F.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE F - DEBT AND EQUITY CONVERSION

  During the year ended December 31, 1999, certain bridge loans totaling $505,750 were exchanged by CCMB, plus accrued interest of $72,893, for a preferred member equity.

  During the year ended December 31, 2000, the preferred members' equity was converted to regular members' equity. The Company also converted on October 27, 2000 CCMB debt to members' equity consisting of the following:

                  1999 note payable                $432,682
                  2000 line of credit               289,665
                  Accrued preferred dividends        52,990
                  Accrued interest                   43,740
                                                   --------
                                                   $819,077
                                                   ========


NOTE G - CAPITAL LEASE OBLIGATIONS

  The Company leases equipment under a capital lease expiring in 2004. The assets and liabilities under the capital lease are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are amortized over the lower of the related lease term or the estimated productive life. Amortization of assets under capital leases is included in depreciation and amortization expense for 2000. There were no capital leases during 1999.

  Future minimum lease payments under capital leases as of December 31, 2000 are as follows:

                  Years Ending December 31,            Amount
                  -------------------------           -------
                             2001                     $12,950
                             2002                      12,950
                             2003                      12,950
                             2004                       2,688
                                                      -------
                  Total lease payments                 41,538
                  Less imputed interest                (4,769)
                                                      -------
                                                      $36,769
                                                      =======

  Interest expense for 2000 amounted to $998.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE H - RECAPITALIZATION PLAN INTRODUCED BY BIOFARM

  The Board of Directors of the Company, at a special meeting thereof held on October 11, 2000, approved a Plan of Recapitalization proposed by Biofarm, Inc., pursuant to which all assets and liabilities of the Company would be transferred (on a tax-free basis) to a newly formed Delaware subsidiary of the Company in exchange for an aggregate of 4,500,000 shares of common stock of the new entity. Additionally, the Plan proposed by Biofarm provided for the conversion into equity of certain indebtedness to be determined at December 31, 2000. Such conversions (see Note I hereinafter) included $223,500 of private bridge notes payable, $277,500 of advances from individuals, and $264,335 of miscellaneous accounts payable. Such conversions were in fact completed subsequent to January 1, 2001. The aggregate of 4,500,000 shares referred to herein includes the shares issued to effect such conversions into equity.

  The new Delaware subsidiary (Continental Sports Managements, Inc. (CSMI) will seek to register an additional 1,500,000 authorized and unissued shares of its common stock, thereby resulting in an aggregate of 6,000,000 of such shares of common stock of CSMI being issued and outstanding. Of such 1,500,000 shares,
  (a) 400,000 shares thereof will be registered for sale by CSMI at the initial offering price of $4 per share to raise additional working capital, and (b) 1,100,000 will be registered for sale by Biofarm, Inc.

  As a result of the Companies aggregate ownership of 4,500,000 shares, CSMI will be controlled by the Company. The Company will be a non-operating entity and all business activities will be conducted through CSMI. The Company will hold the 4,500,000 shares for the benefit of each regular member's pro rata share and for the benefit of those persons who exchanged previously held debt instruments for equity.


NOTE I - SUBSEQUENT EVENTS

  Line of credit

  Subsequent to year end, the Company obtained an unsecured line of credit from CCMB with available borrowings of $600,000. Interest is payable monthly at 12%.

  Conversion/repayment of debt

  Subsequent to year end, the Company has converted $277,500 of advances and $223,452 in private bridge notes payable to members' equity. The Company has repaid $36,000 of private bridge notes payable.

                       CONTINENTAL SPORTS MANAGEMENT, LLC
                         AND ITS WHOLLY-OWNED SUBSIDIARY
                         CONTINENTAL SPORTS EVENTS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999



NOTE I - SUBSEQUENT EVENTS (Continued)

  Asset transfer to Continental Sports Management, Inc.

  Subsequent to year end as discussed in Note H, the Company transferred its assets and $120,000 of liabilities to CSMI in exchange for 4,500,000 shares of common stock of CSMI.

  The following pro forma balance sheet of CSMI gives effect to the conversion of members' equity into stockholder's equity, the repayment of certain indebtedness, the transfer of assets and liabilities by the Company (Predecessor) to CSMI and the issuance of common stock of CSMI.


                                                                                                 Unaudited
                                                   Predecessor              Unaudited            Successor
                                                    Historical              Pro Forma            Pro-forma
                                                December 31, 2000          Adjustments       December 31, 2000
                                                -----------------         -------------      -----------------
          Current assets                           $   237,718            $ 117,000 (1)          $ 354,718
          Property and equipment                        46,913                  -                   46,913
          Other assets                                 310,365                  -                  310,365
                                                   -----------            ---------              ---------
              Total assets                         $   594,996            $ 117,000 (1)          $ 711,996
                                                   ===========            =========              =========

          Current liabilities                      $ 1,248,308            $(916,847)(1)          $ 331,461
          Long-term debt                                26,285                    -                 26,285
          Members' equity                             (679,597)             679,597 (1)                  -

          Stockholder's equity:
              Preferred stock, $.01 par
                value; 5,000,000 shares
                authorized, no shares
                issued or outstanding                                             -
              Common stock, $.01 par
                value; 25,000,000 shares
                authorized, 4,500,000
                shares issued and
                outstanding                                                  45,000 (1)             45,000
              Additional paid-in capital                                    309,250 (1)            309,250
                                                   -----------            ---------              ---------
                  Total Liabilities and
                    Stockholder's Equity           $   594,996            $ 117,000 (1)          $ 711,996
                                                   ===========            =========              =========

(1) Adjustment required to effect the transfer of certain assets and certain liabilities of the Company (Predecessor) to CSMI (Successor) in exchange for 4,500,000 shares of common stock of CSMI as if the transaction had occurred on December 31, 2000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

         Article Sixth of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Our by-laws provide for indemnification of all persons whom it shall have the power to indemnify pursuant to Section 145 of the GCL.

         The effect of the foregoing is to require Continental Sports Management, Inc. to the extent permitted by law to indemnify the officers and directors of Continental Sports Management, Inc. for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Continental Sports Management, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         We do not currently have any liability insurance coverage for our officers and directors.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses payable by the Biofarm, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

         SEC registration fee* .....................................  $   400.00
         Printing and engraving expenses* ..........................  $10,000.00
         Accounting fees and expenses* .............................  $22,500.00
         Legal fees and expenses* ..................................  $50,000.00
         Transfer agent's fees and expenses* .......................  $ 5,000.00
         Miscellaneous* ............................................  $10,100.00
             Total .................................................  $98,000.00
         * Estimated

Item 26.  Recent Sales of Unregistered Securities.

         Set forth below is information regarding the issuance and sales of Continental Sports Management, Inc. common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

         In the first quarter of 2001, we issued 4,500,000 shares of common stock to our parent Continental Sports Management LLC in consideration for the transfer to us of certain assets and liability, pursuant to Section 4(2) of The Act.

         In the first quarter of 2001, we issued 1,100,000 to Biofarm, Inc. pursuant to a subscription agreement and in accordance with Section 4(2) of The Act.

Item 27.  Exhibits

Exhibit

Number   Name
------   ----
3.1      Certificate of Incorporation
3.2      Bylaws
5.1      Opinion of Berlack, Israels & Liberman LLP**
10.1 Employment Agreement, dated March 16, 2001, between Continental Sports Management, Inc. and Shep Messing.
10.2 Employment Agreement dated March 16, 2001 between Continental Sports Management Inc. and Craig Sharon.
23.1     Consent of Asher & Company, Ltd.
23.2     Consent of Lublin, Sussman, Rosenberg & Damrauer, LLP
23.3     Consent of Counsel (see Exhibit 5.1)

**To be filed by amendment.

Item 28. Undertakings.

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a)      To include any prospectus required by
                  section 10(a)(3) of Securities Act.

                           (b) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(B) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (c) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

                           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                           (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New York, State of New York, on April 11, 2001.

                                        CONTINENTAL SPORTS MANAGEMENT, INC.


                                        By:  /s/ Shep Messing
                                            ------------------------------------
                                             Name:  Shep Messing
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

                                        By:  /s/ William C. David
                                            ------------------------------------
                                             Name:  William C. Davis
                                             Title: Chief Financial Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                           TITLE                                                     DATE
----                                           -----                                                     ----

/s/ Shep Messing                               Chairman of the Board and Chief                      April 11, 2001
--------------------------                     Executive  Officer
Shep Messing

/s/ William C. Davis                           Chief Financial Officer and Director                 April 11, 2001
--------------------------
William C. Davis

/s/ Tom Williams                               Director                                             April 11, 2001
--------------------------
Tom Williams

/s/ Craig Sharon                               President and Secretary                              April 11, 2001
--------------------------
Craig Sharon

Item 27. Exhibits


Exhibit
Number       Name
-------      ----
3.1          Certificate of Incorporation
3.2          Bylaws
5.1          Opinion of Berlack, Israels & Liberman LLP**
10.1         Employment Agreement, dated March 16, 2001, between Continental
             Sports Management, Inc. and Shep Messing.
10.2         Employment Agreement dated March 16, 2001 between Continental
             Sports Management, Inc. and Craig Sharon.
23.1         Consent of Asher & Company, Ltd.
23.2         Consent of Lublin, Sussman, Rosenberg & Damrauer, LLP
23.3         Consent of Counsel (see Exhibit 5.1)

**To be filed by amendment.